Exhibit 10.1(b)

Addendum to Lease Agreement

Dated 9/20/1995

The Active Network, Inc. and Safari Holdings, LLC (and/or Duane Harlan) hereby agree to extend the term of the building lease for 4,000’ feet of office space at 937 Enterprise Dr., Sacramento, CA 95825. The following terms shall apply:

1.	The lease term shall be extended to August 30, 2005.

2.	The rental rate shall remain at the current and existing rate.

3.	At the beginning of the extended term, two month’s free rent shall be provided to Active. These months shall be September and October 2003.

4.	Certain building improvements shall be made as determined by Lessor, but at a minimum shall include updated landscaping, new exterior paint, and refurbishment of central lunch/meeting area.

5.	All other lease provisions shall remain in effect and shall be unchanged.

Accepted:

/s/ Matt Landa	4-28-03	/s/ Duane Harlan	4-24-03

Matt Landa	Date	Duane Harlan	Date
President		Member
The Active Network, Inc.		Safari Holdings, LLC